Exhibit 99.1

Rock of Ages	Investor Contact:	Company Contact:
	Neil G Berkman	Kurt Swenson
	Berkman Associates	Chairman & CEO
	(310) 826-5051	(603) 225-8397
FOR IMMEDIATE RELEASE	info@BerkmanAssociates.com	www.RockofAges.com

Rock of Ages Third Quarter Net Income Increased to $0.21 Per Share
Versus A Loss From Continuing Operations of $0.02 Per Share
Operating Income and Operating Margin Increased
in Each of the Company’s Business Segments
CONCORD, NEW HAMPSHIRE, October 30, 2007 . . . Rock of Ages Corporation (NASDAQ:ROAC) announced today that net income for the third quarter of 2007 increased to $1,541,000, or $0.21 per diluted share, compared to a loss from continuing operations for the third quarter of 2006 of $165,000, or $0.02 per share. Revenue increased 3.2% to $21,484,000 compared to $20,824,000 for the third quarter of 2006, primarily reflecting a 13.0% increase in quarry revenue for this year’s third quarter versus prior year.
Gross margin in the Company’s quarrying division increased to 36.4% from 26.1% for last year’s third quarter, while manufacturing gross margin improved to 33.2% from 27.5% and retail gross margin rose to 56.5% from 52.6%. “These improvements in profitability are the planned consequence of the programs we have implemented during the past two years to reduce costs and increase productivity. We are especially encouraged by the improvements in our quarries, which support our belief that the gains we have anticipated in this business for 2007 as a whole are well within reach,” said Chairman and CEO Kurt Swenson.
Swenson said that retail backlog at the end of this year’s third quarter was up about 23% compared to the same date last year, and manufacturing backlog was up about 7%. He said that demand for the Company’s granites also remains strong.
“Based on these developments, we currently expect that our net income from continuing operations for this year’s fourth quarter will exceed the net income from continuing operations we reported for the fourth quarter of 2006 assuming the weather during the fourth quarter is not a lot worse than it was last year,” Swenson said.
Third Quarter Results
For the three months ended September 29, 2007, net revenues increased 3.2% to $21,484,000 compared to $20,824,000 for the third quarter of 2006. Quarry revenue increased 13.0% to $7,437,000, manufacturing revenue decreased 2.9% to $5,920,000, and retail revenue decreased 0.3% to $8,127,000.
Gross profit for this year’s third quarter increased 20.7% to $9,263,000 compared to $7,674,000 a year earlier. Quarry gross profit increased 57.6% to $2,706,000; manufacturing gross profit increased 17.4% to $1,966,000; and retail gross profit increased 7.2% to $4,591,000.
SG&A expense, excluding corporate overhead, declined 3.9% to $5,601,000 for the third quarter of 2007 compared to $5,830,000 for the third quarter of 2006.
Total divisional operating income increased 98.6% to $3,662,000 for this year’s third quarter compared to $1,844,000 for the third quarter of 2006, reflecting higher operating income in each business segment versus prior year.
Unallocated corporate overhead was $1,229,000 for the third quarter of 2007 versus $1,167,000 for the same period of 2006. This is the first year the Company is subject to the internal control reporting requirements of SOX and is expected to incur approximately $150,000 in SOX-related costs in the fourth quarter of 2007.
(more)

Rock of Ages Third Quarter Net Income Increased to $0.21 Per Share Versus A Loss From Continuing Operations of $0.02 Per Share
October 30, 2007
Page Two
Net income for the third quarter of 2007 increased to $1,541,000, or $0.21 per diluted share. This compares to a net loss for the third quarter of 2006 of $111,000, or $0.01 per share, which included a loss from continuing operations of $165,000, or $0.02 per share, and income from discontinued operations of $54,000, or $0.01 per share.
Nine Months Results
For the nine months ended September 29, 2007, revenue increased 2.8% to $59,189,000 compared to $57,578,000 for the first nine months of 2006. Gross profit increased 13.0% to $21,391,000 compared to $18,923,000 for the same period a year ago.
SG&A expenses, excluding corporate overhead, declined 18.5% to $16,699,000 for the first nine months of 2007 compared to $20,492,000 for the first nine months of 2006, which included retail restructuring costs of $1,685,000. Exclusive of the impact of restructuring costs, divisional SG&A expenses declined 11.2% compared to the same period of 2006.
The net loss for the first nine months of 2007 was $1,069,000, or $0.14 per share. This compares to a net loss for the first nine months of 2006 of $7,466,000, or $1.01 per share.
Balance Sheet Highlights
At September 29, 2007, Rock of Ages reported short-term borrowings under its line of credit of $13,819,000 and long-term debt under its loan facility of $19,186,000. On October 24, 2007, the Company reported that it had signed a new credit agreement with CIT and as of that date it had reduced short-term borrowings to approximately $9,000,000 with cash on hand and operating cash flow. Long-term debt remained at approximately $19.1 million. “As of today, we have reduced total secured debt by approximately $5,700,000 compared to December 31, 2006,” Swenson said.
Conference Call
Rock of Ages has scheduled a conference call at 11:00 a.m. EDT today. A live webcast may be accessed from the Audio Presentations link at www.RockofAges.com/investor. A replay will be available after 1:00 p.m. EDT at this same Internet addresses, or at (800) 633-8284, reservation #21352449.
About Rock of Ages
Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.
Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute staff productivity improvements and sales and marketing programs; our ability to form and maintain relationships with funeral directors and other death care professionals; our ability to maintain compliance with our covenants in our credit facility; our ability to maintain and expand our relationships with independent retailers; changes in demand for our products; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of our branding programs; the excess or shortage of production capacity; weather conditions; and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)

ROCK OF AGES CORPORATION
Consolidated Statements of Operations
(In thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	Sep. 29,	Sep. 30,	Sep. 29,	Sep. 30,
	2007	2006	2007	2006
Net revenues:
Quarry	$7,437	$6,582	$19,109	$17,379
Manufacturing	5,920	6,094	18,645	18,047
Retail	8,127	8,148	21,435	22,152

Total net revenue	21,484	20,824	59,189	57,578

Gross profit:
Quarry	2,706	1,717	3,538	2,811
Manufacturing	1,966	1,674	6,048	4,677
Retail	4,591	4,283	11,805	11,435

Total gross profit	9,263	7,674	21,391	18,923

Selling, general and administrative expenses
Quarry	739	749	2,234	2,348
Manufacturing	1,101	991	3,042	3,174
Retail	3,761	4,091	11,423	13,285
Retail restructuring costs	—	(1)	—	1,685

Divisional SG&A expenses	5,601	5,830	16,699	20,492

Divisional operating income (loss)
Quarry	1,967	968	1,304	463
Manufacturing	865	683	3,006	1,503
Retail	830	193	382	(3,535)

Total divisional operating income (loss)	3,662	1,844	4,692	(1,569)
Unallocated corporate overhead	1,229	1,167	3,750	3,768
Insurance recovery — quarry asset	—	—	(212)	(100)
Impairment of note receivable	—	—	—	100
Foreign exchange loss	37	—	37	16
Other income, net	(69)	(31)	(226)	(142)

Income (loss) from continuing operations before interest and taxes	2,465	708	1,343	(5,211)
Interest expense, net	660	666	1,955	1,904

Income (loss) from continuing operations before income taxes	1,805	42	(612)	(7,115)
Income tax expense	264	207	457	377

Income (loss) from continuing operations	1,541	(165)	(1,069)	(7,492)
Discontinued operations	—	54	—	26

Net income (loss)	$1,541	$(111)	$(1,069)	$(7,466)

Net income (loss) per share — basic and diluted:
Income (loss) from continuing operations	$0.21	$(0.02)	$(0.14)	$(1.01)
Discontinued operations	0.00	0.01	0.00	0.00

Net income (loss) per share — basic and diluted:	$0.21	$(0.01)	$(0.14)	$(1.01)

Weighted average common shares outstanding — basic and diluted	7,399	7,399	7,399	7,399

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
(in thousands, except per share amounts) (Unaudited)

	September 29,	December 31,
Assets	2007	2006
Current assets:
Cash and cash equivalents	$4,280	$3,345
Restricted cash	980	945
Trade receivables, net	12,871	13,962
Inventories	27,766	24,932
Other current assets	1,586	2,035

Total current assets	47,483	45,219

Property, plant and equipment, net	45,104	46,263
Cash surrender value of life insurance	168	168
Intangibles, net	423	498
Goodwill	387	387
Long term investments	708	704
Other	1,102	1,149

Total assets	$95,375	$94,388

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under line of credit	$13,819	$13,218
Current installments of long-term debt	691	20,726
Current installments of retirement benefits	569	567
Trade payables	1,986	2,425
Accrued expenses	3,048	3,193
Customer deposits	8,281	6,866

Total current liabilities	28,394	46,995
Long-term debt, excluding current installments	18,831	251
Salary continuation, net of current portion	5,798	5,818
Accrued pension cost	5,624	5,545
Accrued post-employment benefits, net of current portion	2,103	2,070
Deferred tax liabilities	65	56
Other	1,276	1,152

Total liabilities	62,091	61,887

Stockholders’ equity:
Preferred stock - 0.01 par value; authorized 2,500,000 shares; issued and outstanding no shares
Common stock — Class A, 0.01 par value; authorized 30,000,000 shares; 4,660,800 issued and outstanding as of September 29, 2007 and December 31, 2006	47	47
Common stock — Class B, 0.01 par value; authorized 15,000,000 shares; 2,738,596 issued and outstanding as of September 29, 2007 and December 31, 2006	27	27
Additional paid-in capital	65,553	65,551
Accumulated deficit	(27,865)	(26,796)
Accumulated other comprehensive loss	(4,478)	(6,328)

Total stockholders’ equity	33,284	32,501

Total liabilities and stockholders’ equity	$95,375	$94,388